Exhibit 99.1

PRESS RELEASE

AmerisourceBergen Corporation
1 West First Avenue
Conshohocken, PA 19428

AmerisourceBergen COMPLETES ACQUISITION OF PHARMALEX

Acquisition advances role as a partner of choice for biopharmaceutical companies by enhancing global portfolio of specialty services

CONSHOHOCKEN, PA, January 3, 2023 — AmerisourceBergen Corporation (NYSE: ABC) today announced the completion of its acquisition of PharmaLex Holding GmbH.

The acquisition of PharmaLex enhances AmerisourceBergen’s growth strategy by advancing its leadership in specialty services and global platform of pharma manufacturer services capabilities. PharmaLex’s regulatory affairs, development consulting and scientific affairs, pharmacovigilance, and quality management and compliance services expand AmerisourceBergen’s role as partner of choice for biopharmaceutical partners across the pharmaceutical development and commercialization journey.

About AmerisourceBergen

AmerisourceBergen fosters a positive impact on the health of people and communities around the world by advancing the development and delivery of pharmaceuticals and healthcare products. As a leading global healthcare company, with a foundation in pharmaceutical distribution and solutions for manufacturers, pharmacies and providers, we create unparalleled access, efficiency and reliability for human and animal health. Our approximately 44,000 global team members power our purpose: We are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #10 on the Fortune 500 with more than $200 billion in annual revenue. Learn more at investor.amerisourcebergen.com.

Contacts:	Investors:
Bennett S. Murphy
610-727-3693
bmurphy@amerisourcebergen.com

Media:
Lauren Esposito
215-460-6981
lesposito@amerisourcebergen.com

1